Exhibit 99.1

Clearside Biomedical, Inc. Reports Second Quarter 2016 Financial Results

Alpharetta, GA (August 11, 2016) — Clearside Biomedical, Inc. (NASDAQ: CLSD), a late-stage clinical biopharmaceutical company developing first-in-class drug therapies to treat blinding diseases of the eye, today reported a corporate update and financial results for the quarter ended June 30, 2016.

“Completing our IPO in June provided the financial resources to continue our clinical efforts in administering drug therapies through the suprachoroidal space for the treatment of patients suffering from sight-threatening diseases,” said Daniel H. White, Chief Executive Officer and President. “The team at Clearside achieved some very important milestones in the second quarter of 2016 with the completion of our Phase 2 trial using Zuprata™ to treat macular edema associated with retinal vein occlusion, a retinal vascular disease, when given in combination with anti-VEGF therapy. Building on our Phase 2 trial using Zuprata to treat macular edema associated with non-infectious uveitis, we believe Zuprata will have multiple opportunities to treat blinding conditions associated with the back of the eye,” continued Mr. White.

Clearside Business Highlights

•	Announced Positive Topline Results for Phase 2 Clinical Trial (TANZANITE) in Macular Edema Associated with Retinal Vein Occlusion (RVO)

Patients in the Phase 2 clinical trial (TANZANITE) “active arm” achieved 19 letters of improvement in Best Corrected Visual Acuity (BCVA) at the end of the three-month trial observation period as compared to 11 letters of improvement in the “control arm”. Seventy eight percent (78%, or 18/23) of patients in the active arm of the trial did not require additional intravitreal Eylea treatments during the three-month trial compared to 30% (7/23) in the control arm (p=0.003).

•	Closed Initial Public Offering

Clearside received net proceeds of approximately $51.4 million from the issuance and sale of 8,148,843 shares of its common stock in its IPO, including shares issued from the exercise of the underwriters’ option to purchase additional shares. On June 2, 2016, Clearside’s shares began trading on the NASDAQ Global Market under the symbol “CLSD”.

•	Wet Age-Related Macular Degeneration Program (wet AMD)

Clearside selected axitinib as the lead compound for its development program for the treatment of wet AMD through suprachoroidal administration. Clearside is developing a proprietary suspension formulation of axitinib and plans to submit to the U.S. Food and Drug Administration (FDA) an Investigational New Drug (IND) application in the second half of 2016, with the subsequent commencement of a Phase 1/2 clinical trial.

Second Quarter 2016 Financial Results

Clearside’s research and development expenses were $4.2 million for the quarter ended June 30, 2016, compared to $2.1 million for the same period in 2015. The increase was primarily due to ongoing costs of Clearside’s Phase 3 clinical trial in macular edema associated with non-infectious uveitis and increased manufacturing costs associated with the commercialization of Zuprata.

General and administrative expenses were $1.0 million for the quarter ended June 30, 2016, compared to $3.0 million in the second quarter of 2015. The decrease is primarily due to recognizing $1.9 million of deferred offering costs in the second quarter in 2015.

Cash and cash equivalents totaled $55.3 million as of June 30, 2016, compared to $20.3 as of December 31, 2015. The increase reflects net proceeds of $45.3 million received from Clearside’s IPO after deducting underwriter discounts and commissions and offering expenses. Subsequent to the end of the second quarter, an additional $6.1 million of net proceeds was received from the exercise of the underwriter’s option to purchase additional shares.

Net losses attributable to common stockholders for the quarter ended June 30, 2016 were $5.1 million, or $0.62 per share, compared to $5.2 million and $2.36 per share for the same period in 2015.

About Clearside Biomedical, Inc.

Clearside Biomedical, Inc., headquartered in Alpharetta, GA, is a publicly-traded, late-stage clinical biopharmaceutical company developing innovative first-in-class drug therapies to treat blinding diseases of the eye using Clearside’s proprietary suprachoroidal space microinjector to reach diseased tissue through the suprachoroidal space. Clearside holds intellectual property protecting the delivery of drugs of any type through the suprachoroidal space to reach the back of the eye. Clearside has a portfolio of clinical and pre-clinical programs using drug administration through the suprachoroidal space to provide a route of access to treat diseases of the back-of-the-eye such as RVO, uveitis, wet AMD and diabetic macular edema (DME). Clearside is currently enrolling patients in a Phase 3 clinical trial (PEACHTREE) for the treatment of patients with macular edema associated with non-infectious uveitis and has initiated IND-enabling studies for the treatment of wet AMD. Visit www.clearsidebio.com for more information.

Cautionary Note Regarding Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Clearside’s current beliefs and expectations. These forward-looking statements include expectations regarding the clinical development of Clearside’s product candidates. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Clearside’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in the Risk Factors section of Clearside’s Registration Statement on Form S-1 (File No. 333-208916) declared effective by the Securities and Exchange Commission (SEC) on June 1, 2016, and Clearside’s other Periodic Reports filed with the SEC. These documents are available under the “Investor Relations” section of Clearside’s website at http://www.clearsidebio.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to Clearside as of the date of this release, and Clearside assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financials

CLEARSIDE BIOMEDICAL, INC.

Selected Financial Data

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Statements of Operations Data
License revenue	$5	$—	$510	$—
Operating expenses:
Research and development	4,213	2,147	8,802	4,655
General and administrative	970	3,023	2,243	4,272

Total operating expenses	5,183	5,170	11,045	8,927

Loss from operations	(5,178)	(5,170)	(10,535)	(8,927)
Other income (expense)	76	(67)	(16)	(67)

Net loss	$(5,102)	$(5,237)	$(10,551)	$(8,994)

Net loss per share of common stock — basic and diluted	$(0.62)	$(2.36)	$(1.94)	$(4.46)

Weighted average shares outstanding — basic and diluted	8,243,864	2,216,755	5,452,105	2,018,325

	June 30, 2016	December 31, 2015
Balance Sheet Data
Cash and cash equivalents	$55,279	$20,283
Total assets	56,164	21,055
Deferred revenue	190	700
Long-term debt (including current portion)	5,686	5,976
Total liabilities	10,268	10,400
Accumulated deficit	(49,914)	(39,363)
Total stockholders’ equity (deficit)	45,896	(36,659)

Contacts

Company:	Investors:
Charles Deignan	Matthew Beck
Chief Financial Officer	The Trout Group
678-270-4005	646-378-2933
charlie.deignan@clearsidebio.com	mbeck@troutgroup.com